Filed Pursuant to Rule 424(b)(3)
Registration No. 333-115696

Pricing Supplement No. 2
Dated October 4, 2004
(To Prospectus dated June 9, 2004 and Prospectus Supplement
dated June 17, 2004, as supplemented by a Supplement dated September 29, 2004)

UNITED DOMINION REALTY TRUST, INC.
Medium-Term Notes Due Nine Months or More From Date of Issue

Fixed Rate Notes

The Notes are not Discount Notes.

Principal Amount: $25,000,000	Specified Currency: U.S. dollars
Issue Price: 100.996%	Stated Maturity Date: July 1, 2007
Settlement Date: October 7, 2004	Authorized Denomination: A/S
Original Issue Date: June 25, 2004	Initial Redemption Percentage: N/A
Interest Payment Dates: January 1 and July 1,	Optional Repayment Date(s): N/A
commencing January 1, 2005	Interest Rate: 4.30%
Initial Redemption Date: N/A	Regular Record Date(s): A/S
Annual Redemption Percentage Reduction: N/A	Additional/Other Terms: N/A
Exchange Rate Agent: N/A	Net Proceeds to the Company: 100.646%
Default Rate: N/A
Day Count: 30/360
Agents: J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Piper Jaffray & Co., Citigroup Global Markets Inc., Wells Fargo Institutional Brokerage Services, LLC, KeyBanc Capital Markets, a division of McDonald Investments Inc., and SunTrust Capital Markets, Inc.

Agent’s Commission: 0.350%

     “N/A” as used herein means “Not Applicable.” “A/S” as used herein means “As stated in the Prospectus Supplement dated June 17, 2004.”

     These notes represent a reopening of the 4.30% medium-term notes due 2007 issued by United Dominion Realty Trust, Inc., and these notes constitute a single series of notes with those notes.

     Pursuant to U.S. Treasury regulations section 1.1275-2(k)(3), the issuance of the notes will be treated as a “qualified reopening” of the fixed rate notes with an original issue date of June 25, 2004 (the “original notes”). Therefore, for purposes of the rules governing original issue discount, the notes will have the same issue date, issue price and adjusted issue price as the original notes. See “U.S. Federal Income Tax Consequences — U.S. Holders — Original Issue Discount” in the prospectus supplement dated June 17, 2004. Depending on your purchase price for your notes, your notes may have a market discount or amortizable bond premium. See “U.S. Federal Income Tax Consequences — U.S. Holders — Market Discount” and “— Acquisition Premium; Amortizable Bond Premium” in the prospectus supplement dated June 17, 2004. The purchase price for the notes will also reflect interest accrued from June 25, 2004 (“pre-issuance accrued interest”), which will be included in the accrued interest to be paid on the first interest payment date on January 1, 2005. In accordance with U.S. Treasury regulations section 1.1273-2(m), for purposes of the rules governing original issue discount, United Dominion Realty Trust, Inc. will exclude the pre-issuance accrued interest from the issue price of the notes. In accordance with this treatment, holders must treat a corresponding portion of the interest payable on the first interest payment date as a return of the excluded pre-issuance accrued interest, rather than as an amount payable on the notes.

JPMORGAN	WACHOVIA SECURITIES

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